Proxy Card

ATHENA CONSUMER ACQUISITION CORP.

442 5th Avenue
New York, NY 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2023

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TO THE STOCKHOLDERS OF ATHENA CONSUMER ACQUISITION CORP.

NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the stockholders of Athena Consumer Acquisition Corp., a Delaware corporation ("Athena," "we," "us" or "our"), will be held at [●] a.m., Eastern time, on [●], 2023, in virtual format. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example **X**

ATHENA CONSUMER ACQUISITION CORP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the business combination agreement dated as of July 28, 2022 (as amended by the first amendment to the business combination agreement, dated as of September 29, 2022, and as may be further amended or restated from time to time, the "Business Combination Agreement"), by and among Athena, Next.e.GO Mobile SE, a European company incorporated in Germany ("e.GO"), Next.e.GO B.V., a Dutch private limited liability company and a wholly-owned subsidiary of e.GO ("TopCo"), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo ("Merger Sub") and the transactions contemplated thereby (the "Business Combination"), pursuant to which, among other things, (i) Merger Sub will merge with and into Athena, with Athena surviving and continuing as a direct, wholly-owned subsidiary of TopCo (the "Merger"), (ii) after giving effect to the Merger, each issued and outstanding share of Athena Common Stock (as defined herein) will be converted into a number of shares of Surviving Company Common Stock (as defined herein), and (iii) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Share (as defined herein). We refer to this proposal as the "Business Combination Proposal." A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No. 2 — The Class B Common Stock Conversion Proposal — to consider and vote upon a proposal to amend Athena's amended and restated certificate of incorporation, dated October 19, 2021 (the "Existing Athena Charter"), such that each issued and outstanding share of Athena Class B Common Stock will, pursuant to the terms of the Business Combination Agreement, be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock, calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing (as defined herein) divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth (such consideration the "Athena Class B Common Stock Merger Consideration"), and will not automatically convert on a one-for-one basis as contemplated by the second amended and restated certificate of incorporation of Athena (the "Existing Athena Charter"), as a result of which, and taking into account the total amount funded under the Bridge Financing, there will be 5% more shares of Surviving Company Common Stock issued to the holders of Athena Class B Common Stock in connection with the Business Combination (the "Final Conversion Ratio") and that the Class B Common Stock Conversion Proposal is approved and adopted;

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No. 3 — The Advisory Charter Proposals — to consider and vote upon three sub-proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the proposed TopCo Articles of Association, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions (the "Advisory Charter Proposals"):

Proposal No.3A: A proposal to increase the total number of authorized shares to [●] shares, with each share of a nominal value of [●] ;

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No.3B: A proposal to provide flexibility with respect to future share issuances and provide that the TopCo General Meeting may authorize a designated corporate body of TopCo to issue ordinary shares for up to five years;

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No.3C: A proposal to require supermajority voting for director removal and board nomination;

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedents set forth in the Business Combination Agreement or we determine that one or more of the conditions to Closing under the Business Combination Agreement is not satisfied or waived (the "Adjournment Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

Dated: ______________________________, 2023

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Signature

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(Signature if held Jointly)

Signature should agree with named printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign above. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should also submit powers of attorney.